UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2014

CORE RESOURCE MANAGEMENT, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55010	46-2029981
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

3131 E. Camelback Road Suite 211
Phoenix, AZ	85016
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  602-314-3230

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 1 4a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)

☐	Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐	Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On July 31, 2014, the Registrant entered into a Joint Venture Agreement with TransCoastal Corporation to drill up to 10  oil and gas wells on leasehold interests owned by TransCoastal in the Texas Panhandle near Pampa, Texas. The Agreement requires the Registrant to fund 100% of the drilling and completion costs of up to $475,000 per well. The Agreement provides that if the drilling and completion costs for any well exceeds $475,000, TransCoastal will be required to pay 60% of the additional drilling and completion costs and the Registrant will be required to pay the remaining 40%.  Upon completion of each well, the Registrant will receive 60% of the net revenues allocable to the well and Transcoastal will receive 40% until the Registrant receives a return of its investment in the well, and thereafter each party will receive 50% of the net revenue in each well. Each well is anticipated to be a vertical well with a total depth of approximately 3,400 feet. CoreTerra Operating, LLC, a subsidiary of TransCoastal, has entered into a joint operating agreement with the Joint Vernture, designating it as the operator of record of the wells drilled by the Venture.

The Registrant anticipates that its share of the costs for the drilling and completion of the initial two wells drilled by the Venture will be paid with internally generated funds and thereafter it intends to finance its share of drilling and completion costs by raising capital from time to time through a combination of internal funds and debt and equity offerings.

Item 9.01.	Financial Statements And Exhibits.

(c)	Exhibits. The following exhibit has been filed as a part of this Current Report:

Exhibit Number	Description of Exhibit

10.1	Joint Venture Agreement dated July 31, 2014, by and between TransCoastal Corporation and Core Resource Management, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORE RESOURCE MANAGEMENT, INC.

By:	/s/ James D. Clark
Its:	President

DATED:  August 6, 2014

EXHIBIT INDEX

Exhibit Number	Description

10.1	Joint Venture Agreement dated July 31, 2014, by and between TransCoastal Corporation and Core Resource Management, Inc.